EXHIBIT 10.1

COGENTIX MEDICAL, INC.

Description of Non-Employee Director Compensation

Cash Compensation.

Effective on April 1, 2015 (the “Effective Date”), non-employee directors of the Company will become entitled to receive annual retainers in the following amounts, pro-rated for any partial year of service:

Non-Employee Directors:	$24,000
Non-executive Chair of Board or Lead Independent Director:	$12,000
Chair of Audit Committee:	$8,000
Chair of Compensation Committee:	$5,000
Chair of Governance and Nominating Committee:	$3,500
Audit Committee Member (all members):	$5,000
Compensation Committee Member (all members):	$4,000
Governance and Nominating Committee (all members):	$2,000

All annual retainers will be paid in cash quarterly in arrears promptly following the end of the applicable calendar quarter.

Equity Compensation.

At each annual meeting of stockholders following the Effective Date, each non-employee director will receive a restricted stock grant under the Cogentix Medical, Inc. 2015 Omnibus Incentive Plan with the number of shares of restricted common stock determined by dividing $35,000 by the closing stock price on the day of the annual meeting, rounded up to the nearest 25 shares. The restricted stock will vest at the earlier of 12 months from the date of grant or at the next annual stockholders meeting.

Reimbursement of Expenses.

We reimburse expenses incurred by our non-executive members of our Board of Directors in connection with Board functions and duties, including regular and special meetings of the Board and its committees pursuant to our Director Expense Reimbursement Policy.